Exhibit 99.1

Bausch & Lomb Completes Exchange Offer For

Convertible Securities

FOR RELEASE Wednesday, December 15, 2004
ROCHESTER, N.Y. - Bausch & Lomb (NYSE: BOL) announced today that it has completed its previously announced offer to exchange up to $160 million aggregate principal amount of its outstanding Floating Rate Convertible Senior Notes due 2023 (the “Old Notes”) for an equal amount of its 2004 Senior Convertible Securities due 2023 (the “New Securities”).  The exchange offer ended at 5 p.m. New York City time on Tuesday, Dec. 14, 2004 (the “Expiration Date”).

As of the Expiration Date, $157.7 million principal amount of the Old Notes, or 98.6 percent of the outstanding issue, had been tendered in exchange for an equal amount at maturity of the New Securities.  All Old Notes that were properly tendered have been accepted for exchange.

Through the exchange offer, Bausch & Lomb offered to exchange $1,000 of principal amount of the New Securities plus a cash payment of $2.50 for each $1,000 of principal amount of the Old Notes.  The terms of the New Securities are consistent with those of the Old Notes except that (i) the settlement upon conversion of the New Securities will be paid in cash up to the principal amount of the converted New Securities with any excess of the conversion value settled in shares of Bausch & Lomb common stock, and (ii) the conversion rate for the New Securities will be increased under certain circumstances if they are converted in connection with certain change of control transactions occurring prior to July 31, 2010.

Bausch & Lomb previously indicated that if the Old Notes were not exchanged, a recently issued accounting rule would have changed the methodology used to calculate diluted earnings per share.  This would have resulted in dilution of between eight and 10 cents to the Company’s previously communicated expectations for 2004 and 2005 earnings per share.  The successful exchange of the vast majority of the outstanding Old Notes has essentially eliminated that potential dilution.

Citigroup Global Markets Inc. was dealer manager, Citibank N.A. was the exchange agent, and Georgeson Shareholder was information agent for the exchange offer.

This announcement is neither an offer to sell nor a solicitation of an offer to buy or exchange the Old Notes or the New Securities.  The New Securities were registered on a Registration Statement on Form S-4 filed with the Securities and Exchange Commission which contains additional information regarding the exchange offer.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb.  Such statements involve a number of risks and uncertainties including those concerning economic conditions, currency exchange rates, product development and introduction, the financial well-being of key customers, the successful execution of marketing strategies, the continued successful implementation of its efforts in managing and reducing costs and expenses, as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to the Form 10-Q for the quarter ended September 25, 2004.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Celebrating its 150th anniversary, the Company is headquartered in Rochester, New York.  Bausch & Lomb’s 2003 revenues were $2 billion; it employs approximately 11,500 people worldwide and its products are available in more than 100 countries.  More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb.